Exhibit (j)(3)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the captions "Financial Highlights" in the Prospectus and "Independent Registered Public Accounting Firm" in the Statement of Additional Information and to the incorporation by reference in Post-Effective Amendment No. 98 to the Registration Statement of Voya Government Money Market Portfolio (Form N-1A No. 002-53038) of our report dated February 24, 2021 on the financial statements and financial highlights of Voya Government Money Market Portfolio (the "Fund") included in the Fund's annual report for the fiscal year ended December 31, 2020.

/s/ ERNST & YOUNG LLP

Boston, Massachusetts

April 27, 2021